UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 24, 2013

Date of Report (date of earliest event reported)

Applied Micro Circuits Corporation

(Exact name of Registrant as specified in its charter)

Delaware	000-23193	94-2586591
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

215 Moffett Park Drive

Sunnyvale, California 94089

(Address of principal executive offices)

(408) 542-8600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2013, Applied Micro Circuits Corporation (the “Company”) entered into a separation agreement with Robert Gargus, its Chief Financial Officer, pursuant to which Mr. Gargus resigned and retired from his employment with the Company effective June 24, 2013. In connection with the separation agreement, Mr. Gargus has agreed to serve as an advisor to the Company for 12 months following the separation date.

The separation agreement contains, among other things, severance payment provisions whereby, in exchange for a general release of claims against the Company, Mr. Gargus will receive: (i) a cash payment in the amount of 12 months base salary, or $320,000; (ii) 12 months of vesting acceleration of the options to purchase Common Stock held by Mr. Gargus which were subject to time-based vesting provisions (or 13,475 shares exercisable at $11.86 per share); (iii) four quarters of vesting acceleration of the restricted stock units held by Mr. Gargus which were subject to time-based vesting provisions (or 10,150 restricted stock units); (iv) an extension of time to exercise stock options post-resignation from three months to 15 months; and (v) 12 months of extended health insurance coverage. Such severance amounts are commensurate with the amounts to which Mr. Gargus would be entitled in connection with a covered termination under the Company’s existing Executive Severance Benefit Plan. Mr. Gargus is also eligible to receive certain extended health insurance coverage in accordance with and subject to the Company’s Retiree Medical Benefits Policy.

The Company and Mr. Gargus also entered into an advisory agreement dated June 24, 2013, which provides that Mr. Gargus will serve as a financial, accounting and regulatory compliance consultant for a one-year term. In consideration of Mr. Gargus’ advisory services, the Company agreed to the continued quarterly vesting, during the term of the agreement, of the time-based restricted stock unit awards currently held by Mr. Gargus in accordance with the current equity award agreements and governing plan documents, subject to Mr. Gargus’ continued performance under the agreement and provided that it is not terminated by either Mr. Gargus or the Company prior to any applicable vesting date. The Company also agreed to grant Mr. Gargus an additional 5,000 restricted stock units, which shall cliff vest on June 24, 2014, conditional on Mr. Gargus’ continued performance under the advisory agreement through such vesting date and provided it is not terminated by either Mr. Gargus or the Company without cause prior to such date.

On June 24, 2013, Shiva Natarajan, the Company’s current Vice President, Corporate Controller and Chief Accounting Officer, agreed to serve in the role of Interim Chief Financial Officer until the Company completes its search for a replacement Chief Financial Officer. As disclosed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 11, 2013, Mr. Natarajan joined the Company in December 2006 as Senior Director of Accounting and was promoted to Vice President, Corporate Controller and Chief Accounting Officer in January 2008. From September 2005 to December 2006, he was Corporate Controller of Open-Silicon, a privately held fabless ASIC company. From May 2003 to August 2005, he was Director of Accounting of Silicon Image, a public semiconductor company specializing in high-speed serial communications technology. From October 1997 to April 2003, he was with Ernst & Young LLP, a public accounting firm, where he was most recently a Senior Manager of Assurance and Advisory Business Services. Mr. Natarajan is a Certified Public Accountant.

Effective June 16, 2013, Mr. Natarajan’s annual base salary was $275,000, which will not be impacted by Mr. Natarajan’s acceptance of the Interim Chief Financial Officer position. In consideration of Mr. Natarajan agreeing to accept the role of Interim Chief Financial Officer and commencing with the quarterly report on Form 10-Q to be filed for the quarter ending June 30, 2013, the Company will pay to Mr. Natarajan a cash bonus in the amount of $25,000 for each quarterly report on Form 10-Q filed before the start of a replacement CFO and for the first two quarterly reports on Form 10-Q (or Form 10-K, as the case may be) filed after the start of a replacement CFO (subject to Mr. Natarajan’s continued employment as Interim Chief Financial Officer and/or Chief Accounting Officer on each such filing date). The Company also intends to award Mr. Natarajan 50,000 restricted stock units on August 15, 2013 which will vest in equal installments on a quarterly basis over a four-year period with a vesting commencement date of November 15, 2013, subject to his continued employment with the Company and the other terms of the grant agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2013		APPLIED MICRO CIRCUITS CORPORATION

	By:	/s/ L. WILLIAM CARACCIO
L. William Caraccio
Vice President and General Counsel